Exhibit 99.1

PRESS RELEASE

Ramesh Zacharias
CEO
Med-Emerg International Inc.
Tel:  905-858-1368
Email:  rzacharias@med-emerg.com

MED-EMERG INTERNATIONAL INC. REPORTS SECOND QUARTER RESULTS.

Toronto, Canada - August 14, 2007:  Med-Emerg International Inc. (OTCBB - MDER) reported today a loss attributable to common shareholders for the second quarter of 2007 of ($193,225) ($0.00 per share), compared to income of $692,565 ($0.01 per share) in same period of 2006.  The income in the second quarter of 2006 was related to the recovery of income taxes that was recorded in the period.  In the second quarter of 2007, the Company incurred a loss from discontinued operations of ($64,369), resulting from losses at its Family Medical Clinic operations.  Effective July 31, 2007, the Company sold one of its two remaining Family Medical Clinics.

Revenues from continuing operations for the three months ended June 30, 2007 increased 12% compared to the corresponding period in 2006.  The increase in revenue reflects the growth of the Company’s Medical Services business, where the Pain Management and Infusion Services business increased revenues 89% and 54%, respectively.   For the three months ended June 30, 2007, the Company incurred a loss from continuing operations of ($128,856) compared to a gain of $145,177 in the corresponding period in 2006.  The loss reflects the reduced number of clients in the Staffing Solutions and Healthcare Consulting businesses and costs of the planned expansion of infrastructure in the Pain Management business.  The Staffing Solutions business lost two significant contracts in the second half of 2006.  Actions taken to remedy this situation have caused costs to increase in the short-term.  The Healthcare Consulting business had fewer contracts in the second quarter of 2007 as compared to the second quarter of 2006.  During the fourth quarter of 2006, the Pain Management business increased its operating capacity by hiring a Director of Operations, a full-time recruiter and a training coordinator.  As well, certain start-up costs were incurred during the first quarter of 2007 in opening four new pain centers.  These costs enable the business to meet the continued growth plans in Pain Management.

Dr. Ramesh Zacharias, Chief Executive Officer of the Company, stated, “Our Medical Services business, both Pain Management and Infusion Services, showed positive results.  Revenue in the Medical Services business increased 72% on a year-over-year basis.  Results for the Staffing Solutions and Healthcare Consulting businesses were unacceptable and steps are being taken to correct the situation.”

The Company's financial statement information for the three and six months ended June 30, 2007 is summarized below:

(US$000's except share information)	Three Months Ended		Six Months Ended
	June 30		June 30
	2007	2006	2007	2006
Revenue	5,352	4,757	10,423	9,041
EBITDA	(43)	210	(193)	316
Income (loss) from continuing operations	(129)	145	(359)	125
Income (loss) from discontinued operations	(64)	547	(121)	636
Net income (loss) attributable to common shareholders	(193)	693	(480)	761

Net income (loss) per common share (basis and diluted)
Continuing operations	(0.00)	0.00	(0.01)	0.00
Discontinued operations	(0.00)	0.01	(0.00)	0.01
Weighted average shares outstanding, basic	58,277,696	58,277,696	58,277,696	58,277,696

(US$000's)
	June 30,	December 31,
Balance Sheet Data:	2007	2006
Working Capital Surplus	2,898	3,912
Total Assets	7,808	7,901
Notes Payable	378	453
Shareholders' equity - Canadian GAAP	1,042	1,424
Shareholders' equity - US GAAP	722	907

MEII specializes in the coordination and delivery of health care services in Canada.  These services include community-based infusion centers, an integrated chronic pain management program, healthcare consulting, and health human resource management, including physician and nurse staffing.

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All statements included in this press release that are not statements of historical fact are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  The words "plan", "expect", "believe", "intend", "anticipate", "forecast", "target", "estimate" and similar expressions identify forward-looking statements.  Forward-looking statements are based on assumptions made by and information currently available to the Company.  Investors are cautioned that these forward-looking statements are neither promises nor guarantees, and are subject to risks and uncertainties that may cause future results to differ materially from those expected.  These risks and uncertainties are outlined in the Company's Annual Report on Form 10-K for 2006, its Quarterly Reports on Form 10-Q, and such other documents as are filed with the Securities and Exchange Commission from time to time. The Company does not undertake to review or update these forward-looking statements. The Company qualifies all of the information contained in this press release, and particularly its forward-looking statements, by these cautionary statements.